EXHIBIT 15.1

NOTICE OF SHAREHOLDER ACTION TO BECOME EFFECTIVE ON OR ABOUT

NOVEMBER 27, 2023

To the shareholders of China Natural Resources, Inc.:

NOTICE IS HEREBY GIVEN that the holder of a majority of the issued and outstanding voting securities of China Natural Resources, Inc., a British Virgin Islands company limited by shares (the “Company”), has approved and authorized the following corporate actions:

(1)	The election of one Class I director, to hold office for a three-year term, until immediately following the annual meeting of shareholders at which their successors are duly elected and qualified as hereinafter described; and

(2)	The ratification of the engagement of Ernst & Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

The corporate actions described above will become effective on or about November 27, 2023, but not sooner than 20 days following the date that this Notice and the accompanying Information Statement are first mailed to our shareholders.

WE ARE NOT SOLICITING PROXIES AND WE REQUEST THAT YOU DO NOT SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our shareholders of the actions being taken before they become effective. This Information Statement will be first mailed to our shareholders on or about November 6, 2023.

We thank you for your continued support.

On Behalf of the Board of Directors,
/s/ ZHU Youyi

ZHU Youyi Corporate Secretary

Hong Kong, PRC

November 6, 2023

CHINA NATURAL RESOURCES, INC.

Room 2205, 22/F

West Tower, Shun Tak Centre

168-200 Connaught Road Central

Sheung Wan, Hong Kong

____________________________________

INFORMATION STATEMENT

FOR

2023 ANNUAL MEETING OF SHAREHOLDERS

____________________________________

This Information Statement is being furnished to you by the Board of Directors (the “Board”) of China Natural Resources, Inc. (“we,” “us,” “our” or the “Company”) in connection with corporate actions approved and authorized by the holder of a majority of our outstanding common shares (the “Majority Shareholder”) in lieu of our 2023 annual meeting of shareholders. The corporate actions described in this Information Statement will become effective on or about November 27, 2023, in accordance with the written consent in lieu of our 2023 annual meeting executed by the Majority Shareholder, but no sooner than 20 days following the date that this Information Statement is first mailed to our shareholders (the “Effective Date”). The 2023 annual meeting of shareholders shall be deemed to occur on the Effective Date.

Elimination of the need to hold an in-person 2023 annual meeting of shareholders for the purposes described in the accompanying Notice of Shareholder Action is based upon authority contained in the laws of the British Virgin Islands, our Amended and Restated Memorandum and Articles of Association and the rules of The Nasdaq Capital Market® (“Nasdaq”) applicable to foreign private issuers such as our company. The laws of the British Virgin Islands do not require that we hold an in-person annual meeting and our Amended and Restated Memorandum and Articles of Association provide that the written consent of holders of outstanding shares of voting capital representing an absolute majority of the votes of shares entitled to vote on a matter may be substituted for such an in-person meeting. Moreover, Nasdaq does not require a foreign private issuer to hold an in-person annual meeting if the laws of the issuer’s home jurisdiction do not require that an in-person annual meeting be held. Our use of this Information Statement will relieve us of the expense of soliciting proxies and holding an in-person annual meeting of shareholders.

A copy of our Annual Report on Form 20-F, including audited consolidated financial statements for years ended December 31, 2020, 2021 and 2022, accompanies this Information Statement.

This Information Statement is first being mailed on or about November 6, 2023, to shareholders of record on October 20, 2023 (the “Record Date”), and is being provided to inform you of the corporate actions described herein before they take effect. This Information Statement constitutes notice of the action taken by written consent in lieu of a meeting of shareholders. A list of shareholders as of the Record Date is available for examination by any shareholder for a proper purpose during normal business hours at our offices. No dissenter’s rights are afforded to our shareholders under the laws of the British Virgin Islands in connection with the adoption of these actions.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

CONVENTIONS

Unless otherwise specified, all references in this Information Statement to “U.S. Dollars,” “US$,” or “$” are to United States dollars; all references to “HK$” are to Hong Kong dollars; and all references to “Renminbi,” “RMB” or “CNY” are to Chinese Yuan, which is the lawful currency of the People’s Republic of China. The accounts of the Company and its subsidiaries are maintained in Hong Kong dollars or Renminbi. The financial statements of the Company and its subsidiaries are prepared in Renminbi. Translations of amounts from Renminbi to U.S. Dollars, and from Hong Kong dollars to U.S. Dollars are for the convenience of the reader. Unless otherwise indicated, any translations from Renminbi to U.S. Dollars or from U.S. Dollars to Renminbi have been made at the single rate of exchange (the “CNY Exchange Rate”) as quoted by www.ofx.com on December 31, 2022, which was US$1.00 = CNY6.8979. Translations from Hong Kong dollars to U.S. Dollars have been made at the official pegged exchange rate of US$1.00 = HK$7.80 as at December 31, 2022, and from Hong Kong dollars to Renminbi have been made at the single rate of exchange as quoted by www.ofx.com on December 31, 2022 which was HK$1.00 = CNY0.8828. The Renminbi is not freely convertible into foreign currencies and no representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the CNY Exchange Rate or at all.

FOREIGN PRIVATE ISSUER STATUS

We are a “foreign private issuer” within the meaning of Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Foreign private issuers are not required to provide all of the disclosure required to be included in reports filed under the Exchange Act by Exchange Act reporting companies that are not foreign private issuers. In addition, foreign private issuers are not subject to certain provisions of the Exchange Act, including Sections 14(a) and 14(c) of the Exchange Act or Regulations 14A and 14C thereunder relating to the preparation, filing and dissemination of proxy statements and information statements. Therefore, this Information Statement may not contain all of the disclosure required to be included in information statements prepared in accordance with Section 14(c) of the Exchange Act and Regulation 14C thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us concerning the beneficial ownership of our common shares as of the October 20, 2023, Record Date by:

•	each person known by us to be the owner of more than 5% of our outstanding common shares;
•	each of our directors and director nominees;
•	each of our executive officers; and
•	all executive officers and directors as a group.

Common shares are our only outstanding voting securities. As of the Record Date, there were 8,197,897 common shares issued and outstanding. Unless otherwise indicated (a) each person identified in the table has sole voting and dispositive power with respect to all shares shown as beneficially owned and (b) the address of each beneficial owner is Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The term “beneficial owner” of securities refers to any person who, even if not the record owner of the securities, has or shares the underlying benefits of ownership. These benefits include the power to direct the voting or the disposition of the securities. A person is also considered to be the “beneficial owner” of securities that the person has the right to acquire within 60 days by option or other agreement. Beneficial owners include persons who hold their securities through one or more trustees, brokers, agents, legal representatives or other intermediaries, or through companies in which they have a “controlling interest,” which means the direct or indirect power to direct the management and policies of the entity.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Five Percent Shareholders:
Li Feiwen	770,773	(2)	8.76%
Woo Chun Kei Jackie	740,000	(3)	8.28%
Officers and Directors:
Li Feilie	5,371,553	(1)	65.52%
Wong Wah On Edward	80,000		0.98%
Tam Cheuk Ho	56,386		0.69%
Lam Kwan Sing	—		—
Ng Kin Sing	—		—
Yip Wing Hang	—		—
Zhu Youyi	—		—
Zou Yu	—		—
Peng Wenlie	—		—
Officers and directors as a group (8 persons)	5,507,939		67.19%

———————

(1)	Mr. Li is not an officer or director of the Company but is an officer and/or director of certain of our subsidiaries, and ultimately controls the Company through his beneficial ownership of our shares, his ability to elect the Board of Directors and his direct ownership of a substantial amount of Company debt. Consists of (a) 5,311,553 outstanding common shares held in the name of Feishang Group Limited (“Feishang Group”), a British Virgin Islands corporation that is wholly owned by Mr. Li, and (b) 60,000 outstanding common shares held by Mr. Li.

(2)	Consists of 170,773 outstanding common shares and 600,000 common shares subject to options that are exercisable within 60 days of the Record Date.

(3)	Consists of 740,000 common shares subject to options that are exercisable within 60 days of the Record Date.

OUR DIRECTORS AND EXECUTIVE OFFICERS

Board Members and Executive Officers

Our Board of Directors is responsible for the overall management of our company. The Board of Directors is divided into three classes, designated Class I, Class II and Class III. The Board of Directors currently includes one Class I director, two Class II directors, and two Class III directors. The following table presents information about our directors:

Name	Director Class	Term Expires
Ng Kin Sing	Class I	Immediately following our annual meeting of shareholders in 2023
Lam Kwan Sing	Class II	Immediately following our annual meeting of shareholders in 2024
Yip Wing Hang	Class II	Immediately following our annual meeting of shareholders in 2024
Wong Wah On Edward	Class III	Immediately following our annual meeting of shareholders in 2025
Tam Cheuk Ho	Class III	Immediately following our annual meeting of shareholders in 2025

The name, age and business experience of each of our directors, executive officers and key employees is as follows:

Ng Kin Sing (age 61)

Director

Mr. Ng Kin Sing has been a non-employee director and a member of our Audit Committee and Nominating and Corporate Governance Committee since December 2004, and a member of our Compensation Committee since November 2007. From March 2012 to present, Mr. Ng has been the director of Sky Innovation Limited, a private investment company. Mr. Ng holds a Bachelor’s degree in Business Administration from the Chinese University of Hong Kong.

Lam Kwan Sing (age 54)

Director

Mr. Lam Kwan Sing has been a non-employee director and a member of our Audit Committee and Nominating and Corporate Governance Committee since December 2004, and a member of our Compensation Committee since November 2007. Mr. Lam has been an independent non-executive director of Summit Ascent Holdings Limited, a Hong Kong listed company, since June 2019. From November 2016 to June 2022, Mr. Lam was the chief executive officer and executive director of SFund International Holdings Ltd., a Hong Kong listed company. He is also an independent non-executive director of Aceso Life Science Group Limited, a Hong Kong listed company, since August 2012. Mr. Lam holds a Bachelor’s degree in Accountancy from the City University of Hong Kong.

Yip Wing Hang (age 57)

Director

Mr. Yip Wing Hang has been a non-employee director and a member of our Audit Committee and Nominating and Corporate Governance Committee since June 2006, and a member of our Compensation Committee since November 2007. From January 2018 to present, Mr. Yip has been the senior director of Winsome Asset Management Ltd., where he is responsible for managing high-net-worth clients’ assets on a discretionary basis. Mr. Yip has served as an adjunct associate professor at the Institute of China Business, the University of Hong Kong SPACE since 2013. From October 2010 to December 2017, Mr. Yip was the marketing director of Athena Financial Services Limited where he was responsible for the sale and distribution of financial products. Mr. Yip holds a Master’s degree in Sustainability from the University of Cambridge and a Master’s degree in Accounting and Finance from the Lancaster University, United Kingdom. He is also a Chartered Banker in the United Kingdom.

Wong Wah On Edward (age 60)

Chairman of the Board of Directors, President and Chief Executive Officer

Mr. Wong Wah On Edward was appointed as director in April 2015, and as Chairman of the Board of Directors, President and Chief Executive Officer in August 2016. Mr. Wong has also served as a director of Feishang Anthracite Resources Limited (“Feishang Anthracite”) since February 2013. He served as our director from January 1999 to January 2014, as our Financial Controller from December 2004 to January 2008, as our Secretary from February 1999 to January 2014, and as our Chief Financial Officer from January 2008 to January 2014. Mr. Wong is a co-owner and has been principally employed as a director of Anka Consultants Ltd. (“Anka”), a privately held company, since April 2008. Mr. Wong has also served as an independent non-executive director of Quali-Smart Holdings Limited, a company listed in Hong Kong since September 2015. He received a professional diploma in Company Secretaryship and Administration from the Hong Kong Polytechnic University. He is a fellow member of both the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants, and an associate member of the Hong Kong Institute of Chartered Secretaries. He is also a certified public accountant (practicing) in Hong Kong.

Tam Cheuk Ho (age 61)

Director

Mr. Tam Cheuk Ho was appointed as director in April 2015. Mr. Tam has also served as a director of Feishang Anthracite since February 2013. He served as our director from December 1993 to December 1994 and from December 1997 to January 2014. He was also our Chief Financial Officer and Executive Vice President, from December 2004 to January 2008, and from January 2008 to January 2014, respectively. Mr. Tam is also a director and co-owner of Anka. He is a fellow member of both the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants. He is also a certified public accountant (practicing) in Hong Kong. He holds a Bachelor of Business Administration degree from the Chinese University of Hong Kong.

Zhu Youyi (age 42)

Chief Financial Officer and Corporate Secretary

Mr. Zhu Youyi joined the Company in 2009 and has served the Company for over 10 years with various roles in accounting, internal audit and compliance functions. He was appointed as Chief Financial Officer and Corporate Secretary in July 2020. Prior to joining the Company, Mr. Zhu worked at the audit department of an international certified public accountant firm, providing audit services to clients in a variety of business sectors. Mr. Zhu holds a Bachelor’s degree in Accountancy from Southwestern University of Finance and Economics, and is a member of the Chinese Institute of Certified Public Accountants.

Li Feilie (age 57)

Principal Beneficial Owner of China Natural Resources and Director of Subsidiaries

Mr. Li Feilie served as our director, Chief Executive Officer and Chairman of the Board from February 2006 to August 2016. He currently serves as director of Feishang Mining Holdings Limited, Newhold Investments Limited, Pineboom Investments Limited, China Coal Mining Investment Limited (“China Coal”), Feishang Dayun Coal Mining Limited, Feishang Yongfu Mining Limited and FMH Corporate Services Inc., each of which is a subsidiary of the Company. While Mr. Li is not an officer or director of the Company, he ultimately controls the Company through his services as an officer and/or director of certain of our subsidiaries, his beneficial ownership of our shares, his ability to elect the Board of Directors and his direct ownership of a substantial amount of Company debt. In addition to his directorships, Mr. Li provides strategic guidance relating to the various businesses in which he and his controlled companies invest. Through his related companies, Mr. Li also provides funding to support the Company’s operating expenses and indirectly holds a substantial amount of the Company debt (See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below). Mr. Li has been the Chairman of Feishang Enterprise Group Limited (“Feishang Enterprise”), Wuhu City Feishang Industrial Development Company Limited and Wuhu Feishang Port Co., Ltd., companies beneficially owned by him, since June 2000, from December 2001 to July 2011 and since October 2002, respectively. Mr. Li graduated from Peking University with a Bachelor’s degree and a Master’s degree in Economics.

Key Employees

Zou Yu (age 44)

Vice President

Mr. Zou joined the Company as Vice President in October 2020. From March 2015 to September 2020, Mr. Zou served as the general manager of the investment management center of Feishang Enterprise Group Company Limited, where he was responsible for mergers and acquisitions in the healthcare sector involving projects aggregating approximately 800 million Chinese Yuan. Mr. Zou has also worked with several private equity funds. Mr. Zou has more than 10 years of experience working and investing in the healthcare sector, and has participated in projects involving acquisitions, mergers and divestments with an aggregate value exceeding three billion Chinese Yuan. Mr. Zou graduated from Sun Yat-Sen University in June 2007, with a Master of Business Administration degree. He also holds a Bachelor’s degree in Economics from the Tianjin University of Commerce.

Peng Wenlie (age 55)

Vice President

Dr. Peng Wenlie joined the Company as a Vice President in March 2021. Dr. Peng has been engaged in the development of natural medicines and investment consulting for more than 20 years. He currently serves as director of Guangxi Huaxia Herbal Medicine Co. Ltd., and as director of Guangxi Huaxia Herbal Medicine Sales Co. Ltd. He previously served as director of the Biomedicine Investment Department of Feishang Enterprise. While at Feishang Enterprise, Dr. Peng led the selection of target companies for investment in the biomedical space, conducting due diligence and appraising risks and returns as part of investment decisions. Earlier in his career, Dr. Peng was a professor in the Life Sciences School of Sun Yat-Sen University. He was awarded a Doctor of Science degree from Sun Yat-Sen University in 1999 and a Master of Science degree in 1996.

Our executive officers do not devote their full time and attention to the business of the Company but devote so much of their time and attention as is necessary for them to carry out their duties. Our officers are elected annually at the Board of Directors meeting following the annual election of directors by shareholders, and hold office until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2022 (“Fiscal 2022”), our Board of Directors held eight meetings. All members of the Board attended all meetings of the Board, except one meeting which was attended by three directors. Action of the Board was also taken by unanimous written consent in lieu of a meeting on seven occasions during Fiscal 2022.

Fees to Independent (Non-Employee) Directors

We pay our independent (non-employee) directors a monthly directors’ fee equal to HK$10,000 (US$1,282). We do not otherwise pay fees to our directors for their attendance at meetings of the Board of Directors or of Board committees; however, we may adopt a policy of making such payments in the future. We reimburse out-of-pocket expenses incurred by directors in attending Board and committee meetings.

CORPORATE GOVERNANCE MATTERS

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

Audit Committee

Our Board of Directors has established an Audit Committee that operates pursuant to a written charter. Our Audit Committee, whose members currently consist of Yip Wing Hang (Chairman), Lam Kwan Sing and Ng Kin Sing, is principally responsible for ensuring the accuracy and effectiveness of the annual audit of the financial statements. The duties of the Audit Committee include, but are not limited to:

•	appointing and supervising our independent registered public accounting firm;
•	assessing the organization and scope of the Company’s interim audit function;
•	reviewing the scope of audits to be conducted, as well as the results thereof;
•	approving audit and non-audit services provided to us by our independent registered public accounting firm; and
•	overseeing our financial reporting activities, including our internal controls and procedures and the accounting standards and principles applied.

Each member of the Audit Committee is an “independent” director, as such term is used in applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and in Nasdaq Listing Rule 5605(a)(2). Our Audit Committee held a total of six meetings during Fiscal 2022, which were attended by all of the Committee’s members.

A copy of the Amended and Restated Charter of the Audit Committee is posted on our website at www.chnr.net, and may be obtained by sending a written request to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The information posted on our website is not a part of or incorporated by reference into this Information Statement.

Audit Committee Financial Expert

In general, an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K, is an individual member of the Audit Committee who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity of our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

An “audit committee financial expert” may acquire the foregoing attributes through:

•	education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor or person serving similar functions;
•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person serving similar functions; experience overseeing or assessing the performance of companies or public accounts with respect to the preparation, auditing or evaluation of financial statements; or
•	other relevant experience.

Our Board of Directors has determined that Mr. Yip Wing Hang and Mr. Lam Kwan Sing are each an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Audit Committee Report

The following statement made by our Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, and shall not otherwise be deemed filed under either of those acts.

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of our financial reporting processes. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent auditors are responsible for expressing an opinion as to the conformity of our consolidated financial statements with International Financial Reporting Standards as issued by the International Accounting Standards Board.

With respect to the year ended December 31, 2022, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with management and Ernst & Young Hua Ming LLP, our independent registered public accounting firm, our audited consolidated financial statements as of December 31, 2022 and the year then ended;
•	Discussed with Ernst & Young Hua Ming LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent registered public accounting firm during its examination of our financial statements; and
•	Received from Ernst & Young Hua Ming LLP written affirmation of its independence as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, the Audit Committee discussed with Ernst & Young Hua Ming LLP, its independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

The Audit Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

/s/ Ng Kin Sing
/s/ Lam Kwan Sing
/s/ Yip Wing Hang

Nominating and Corporate Governance Committee; Shareholder Nominees for Director

Our Board of Directors has established a Nominating and Corporate Governance Committee that operates pursuant to a written charter. The current members of the Nominating and Corporate Governance Committee are Ng Kin Sing, Lam Kwan Sing and Yip Wing Hang (Chairman). Each member of the Nominating and Corporate Governance Committee is an independent director, as such term is used in Nasdaq Listing Rule 5605(a)(2).

The Nominating and Corporate Governance Committee is responsible for providing oversight on a broad range of issues surrounding the composition and operation of our Board of Directors. In particular, the responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become members of the Board of Directors;
•	determining the slate of nominees to be recommended for election to the Board of Directors;
•	reviewing corporate governance principles applicable to us, including recommending corporate governance principles to the Board of Directors and administering our Code of Ethics;
•	assuring that at least one Audit Committee member is an “audit committee financial expert” within the meaning of regulatory requirements; and
•	carrying out such other duties and responsibilities as may be determined by the Board of Directors.

The Nominating and Corporate Governance Committee is required to meet at least once annually, and more frequently if the committee deems it to be appropriate. The committee may delegate authority to one or more members of the committee; provided that any decisions made pursuant to such delegated authority are presented to the full committee at its next scheduled meeting. Discussions pertaining to the nomination of directors are required to be held in executive session. The Nominating and Corporate Governance Committee met on two occasions during Fiscal 2022.

Shareholder Nominees for Directors: The Nominating and Corporate Governance Committee will consider candidates for directors proposed by shareholders, although no formal procedures for submitting the names of candidates for inclusion on management’s slate of director nominees have been adopted. Until otherwise determined by the Nominating and Corporate Governance Committee, a shareholder who wishes to submit the name of a candidate to be considered for inclusion on management’s slate of nominees at the next annual meeting of shareholders must notify our Corporate Secretary, in writing, no later than June 30 of the year in question of its desire to submit the name of a director nominee for consideration. The written notice must include information about each proposed nominee, including name, age, business address, principal occupation, telephone number, shares beneficially owned and a statement describing why inclusion of the candidate would be in our best interests. The notice must also include the proposing shareholder’s name and address, as well as the number of shares beneficially owned by the proposing shareholder. A statement from the candidate must also be furnished, indicating the candidate’s desire and ability to serve as a director. Adherence to these procedures is a prerequisite to the Board’s consideration of the shareholder’s candidate. Once a candidate has been identified, the Nominating and Corporate Governance Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the Nominating and Corporate Governance Committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management’s slate of director nominees to be submitted for election to the Board.

There were no shareholder recommendations for nomination to the Board of Directors in connection with the 2023 annual meeting of shareholders. There is one Class I director nominee who has been elected by the written consent of the Majority Shareholder, and who is the incumbent director standing for reelection.

A copy of the Amended and Restated Charter of our Nominating and Corporate Governance Committee is posted on our website at www.chnr.net, and may be obtained by sending a written request to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The information posted on our website is not a part of or incorporated by reference into this Information Statement.

Compensation Committee

Our Board of Directors has established a Compensation Committee that operates pursuant to a written charter. The current members of the Compensation Committee are Ng Kin Sing, Lam Kwan Sing and Yip Wing Hang (Chairman). Each member of the Compensation Committee is an independent director, as such term is used in Nasdaq Listing Rule 5605(a)(2).

The Compensation Committee is responsible for:

•	Formulating corporate goals and objectives relevant to compensation payable to the CEO and other executive officers;
•	Evaluating the performance of the CEO and other executive officers in light of these goals and objectives;
•	Recommending to the Board for its adoption and approval, compensation payable to the CEO and other executive officers, including (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreement/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits;
•	Administering and supervising our incentive compensation plans, including equity compensation plans;
•	Recommending to the Board for its adoption and approval, awards to be made under our incentive compensation plans, including equity compensation plans; and
•	Generally supporting the Board of Directors in carrying out its overall responsibilities relating to executive compensation.

The Compensation Committee is required to meet at least once annually and more frequently if the committee deems it to be appropriate. The committee may delegate authority to one or more members of the committee; provided that any decisions made pursuant to such delegated authority are promptly communicated to all other committee members. The Compensation Committee met on three occasions during Fiscal 2022.

A copy of the Charter of our Compensation Committee is posted on our website at www.chnr.net, and may be obtained by sending a written request to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The information posted on our website is not a part of or incorporated by reference into this Information Statement.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during Fiscal 2021 were Ng Kin Sing, Lam Kwan Sing and Yip Wing Hang. No member of our Compensation Committee during the last completed fiscal year (a) was an officer or employee of China Natural Resources, Inc. or any of its subsidiaries, (b) was formerly an officer or employee of China Natural Resources, Inc. or any of its subsidiaries, or (c) had any relationship requiring disclosure by China Natural Resources, Inc. under any paragraph of Item 404 of Regulation S-K.

Shareholder Communications with Our Board of Directors

The Board recommends that communications with the Board be initiated, in writing, addressed to China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong, Attention: Corporate Secretary. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our Secretary to forward such correspondence only to the intended recipient(s); however, the Board has also instructed our Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within the Company for review and possible response.

Attendance at Annual Meeting of Shareholders

We have not adopted a formal policy on Board members’ attendance at in-person annual meetings of shareholders, although all Board members are encouraged to attend in-person meetings. As discussed elsewhere in this Information Statement, we do not currently hold in-person meetings of shareholders.

Nasdaq Requirements

Our common shares are currently listed on The Nasdaq Capital Market® and, for so long as our securities continue to be listed, we will remain subject to the rules and regulations established by Nasdaq as being applicable to listed companies. Nasdaq has adopted, and from time-to-time amends, Nasdaq Listing Rule 5600 that imposes various corporate governance requirements on issuers of listed securities. Section (a)(3) of Nasdaq Listing Rule 5615 provides that a foreign private issuer such as our company is required to comply with certain specific requirements of Nasdaq Listing Rule 5600, but, as to the balance of Nasdaq Listing Rule 5600, a foreign private issuer is not required to comply if the laws of its home jurisdiction do not otherwise mandate compliance with the same or substantially similar requirement.

We currently comply with those specifically mandated provisions of Nasdaq Listing Rule 5600. In addition, we voluntarily comply with certain other requirements of Nasdaq Listing Rule 5600, notwithstanding that our home jurisdiction does not mandate compliance with the same or substantially similar requirements; although we may in the future cease voluntary compliance with those provisions of Nasdaq Listing Rule 5600 that are not mandatory. We do not comply with the following provisions of Nasdaq Listing Rule 5600, since the laws of the British Virgin Islands (our home jurisdiction) do not require compliance with the same or substantially similar requirements:

•	our independent directors do not hold regularly scheduled meetings in executive session (rather, all Board members may attend all meetings of the Board of Directors);
•	the compensation of our executive officers is recommended but not determined by an independent committee of the Board or by the independent members of the Board of Directors, and our CEO may be present in the deliberations concerning his compensation;
•	related party transactions are not required to be approved by shareholders and we are not required to solicit shareholder approval of: stock plans, including those in which our officers or directors may participate; stock issuances that will result in a change in control; the issuance of our stock in related party acquisitions or other acquisitions in which we may issue 20% or more of our outstanding shares; or, below market issuances of 20% or more of our outstanding shares to any person; and

•	we are not required to hold an in-person annual meeting to elect directors and transact other business customarily conducted at an annual meeting (rather, we complete these actions by written consent of holders of a majority of our voting securities).

We may in the future undertake voluntarily comply with one or more of the foregoing provisions of Nasdaq Listing Rule 5600.

Code of Ethics

A Code of Ethics is a written standard designed to deter wrongdoing and to promote:

•	honest and ethical conduct;
•	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements;
•	compliance with applicable laws, rules and regulations;
•	the prompt reporting of any violation of the code; and
•	accountability for adherence to the Code of Ethics.

We have adopted a Code of Ethics applicable to all of our employees, and additional provisions that apply only to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A copy of our Code of Ethics has been incorporated by reference as an exhibit to our Annual Report on Form 20-F and may be obtained, without charge, upon written request addressed to the attention of our Corporate Secretary, Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. A copy of our Code of Ethics is also posted on our website at www.chnr.net. The information posted on our website is not a part of or incorporated by reference into this Information Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

The directors, officers and principal shareholders of a foreign private issuer such as the Company are not subject to ownership reporting obligations under Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the amount of compensation that was paid, earned and/or accrued, and awards made under the Company’s equity compensation plan, during Fiscal 2022, to each of the individuals identified in Item 6.A. of the Annual Report on Form 20-F accompanying this Information Statement.

Name	Salary and Bonus (US$)	All Other Compensation

Directors and Officers
Li Feilie[1]	1	—
Wong Wah On Edward[2]	1	—
Tam Cheuk Ho2	1	—
Zhu Youyi	29,212	—
Zou Yu	1	—
Peng Wenlie	1	—
Lam Kwan Sing	15,385	—
Ng Kin Sing	15,385	—
Yip Wing Hang	15,385	—

———————
1	Mr. Li serves as director of certain subsidiaries of the Company. The amount does not include payments under an office sharing agreement pursuant to which Feishang Enterprise, a company controlled by Mr. Li, provides our subsidiary Shenzhen Feishang Management and Consulting Co., Limited (“Feishang Management”) with certain shared office space (see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below).

2	The amount does not include payments to Anka under an office sharing agreement pursuant to which Anka provides certain shared office space, accounting, administrative and secretarial services to the Company (see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below). Anka is jointly owned by Mr. Wong Wah On Edward and Mr. Tam Cheuk Ho.

Outstanding Equity Awards at Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each person named in the Summary Compensation Table as of December 31, 2022:

	OPTION AWARDS					STOCK AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Li Feilie	—	—	—	—	—	—	—	—	—
Tam Cheuk Ho	—	—	—	—	—	—	—	—	—
Wong Wah On Edward	—	—	—	—	—	—	—	—	—
Zhu Youyi	—	—	—	—	—	—	—	—	—
Zou Yu	—	—	—	—	—	—	—	—	—
Peng Wenlie	—	—	—	—	—	—	—	—	—
Lam Kwan Sing	—	—	—	—	—	—	—	—	—
Ng Kin Sing	—	—	—	—	—	—	—	—	—
Yip Wing Hang	—	—	—	—	—	—	—	—	—

Employment Agreements and Related Matters

On April 2, 2015, we entered into service agreements with Tam Cheuk Ho (a director) and Wong Wah On Edward (our Chairman, Chief Executive Officer and President). We entered into service agreements with identical terms with Zhu Youyi (our Chief Financial Officer and Corporate Secretary), Zou Yu (our Vice President) and Peng Wenlie (our Vice President) on July 14, 2020, October 22, 2020 and March 22, 2021, respectively. Each of the agreements is for an initial term of one year and, thereafter, continues unless and until terminated by either party on not less than one month’s notice. Each of the agreements also provides for the payment to the individual of an annual fee of US$1.00, plus such equity awards as may from time to time be determined by our Compensation Committee.

There are no current contracts, agreements or understandings to increase the annual cash compensation payable to any of our executive directors for their services as such. For each of the three years ended December 31, 2020, 2021 and 2022, no increases in cash compensation were authorized by the Compensation Committee under the service agreements, and we paid or accrued $4, $5 and $5, respectively, for cash compensation to our executive officers for their services as such.

We have no other service agreements or similar contracts with any of our officers or directors and maintain no retirement, fringe benefit or similar plans for the benefit of our officers or directors. We may, however, enter into employment contracts with our officers and key employees, adopt various benefit plans and begin paying compensation to our officers and directors as we deem appropriate to attract and retain the services of such persons. The Company and its subsidiaries have not set aside or accrued any amounts to provide pension, retirement or similar benefits to the Company’s directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information relating to our outstanding stock option plans as of December 31, 2022:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders 2014 Equity Compensation Plan (the “2014 Plan”) (1)	1,620,000	$3.115	17,923
Equity compensation plans not approved by security holders	—	N/A	—
Total	1,620,000	$3.115	17,923

———————

(1)	The 2014 Plan was authorized by the Board of Directors on June 20, 2014 and was ratified and approved by shareholders on July 21, 2014. Under the 2014 Plan, we has reserved a number of common shares equal to 20% of the issued and outstanding common shares of the Company, from time to time, for issuances recommended by the 2014 Plan Committee and authorized by the Board of Directors, in connection with awards to officers, directors, employees and advisors in the form of options, stock appreciation rights and/or restricted stock. During the years ended December 31, 2020 and 2021, the Committee did not grant any awards under the 2014 Plan. On July 14, 2022, option awards were granted to certain eligible individuals covering an aggregate of 1,620,000 (as adjusted by a five-to-one share combination on April 3, 2023) of the Company’s common shares under the 2014 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have received letters from Feishang Group and Feishang Enterprise, entities controlled by Mr. Li Feilie, the principal beneficial shareholder of the Company, both dated May 15, 2023 which state that Feishang Group and Feishang Enterprise will provide continuous financial support (in the form of interest-free loans) to us in relation to the going concern of our operations, including not recalling any amounts due to them until we are in a position to settle the amounts due without having a detrimental impact on our financial resources, and that Feishang Enterprise will pay debts on our behalf when needed. As far as the Company understands, there are no limitations on the amount, provision or duration of support from Feishang Group or Feishang Enterprise.

Feishang Enterprise and Feishang Group are each beneficially owned by Mr. Li Feilie, the principal beneficial owner of the Company, and members of his family. Mr. Li is also the former Chief Executive Officer and Chairman of the Company and currently serves as a director of certain subsidiaries of the Company. Wong Wah On Edward, the Chief Executive Officer and Chairman of the Company is also a director of certain affiliates of Feishang Group.

Acquisition of Feishang Anthracite Shares in Exchange for Newly Issued Company Shares

On August 17, 2020, the Company entered into the Sale and Purchase Agreement with Feishang Group pursuant to which the Company issued 9,077,166 shares of the Company’s common stock, no par value, to Feishang Group, in exchange for 120 million shares of Feishang Anthracite, with an approximate aggregate value of HK$87,522,000 (determined at a price of HK$1.006 per share, representing the average closing price of Feishang Anthracite on the five trading days before August 17, 2020, adjusted for a 27.5% discount based on an independent valuation report). Feishang Group is the largest stockholder in the Company, and is wholly owned by Mr. Li Feilie, who also beneficially owns 53.53% of the outstanding equity of Feishang Anthracite.

Transfer of Equity Interests of Yangpu Lianzhong

On April 28, 2021, the Company’s subsidiary China Coal entered into an equity transfer agreement to transfer 100% of the equity interests of Yangpu Lianzhong Mining Co., Limited (“Yangpu Lianzhong”) to the Company’s external related party, Shenzhen Feishang Energy Investment Co., Limited (“Feishang Energy”), for total consideration of CNY103.767 million (US$16.07 million). Rather than receiving cash as a result of this transaction, the consideration offset amounts due to Feishang Energy under a series of creditor right transfer agreements. Please see Note 28 of our audited consolidated financial statements in our Annual Report on Form 20-F for Fiscal 2022 for more information. Feishang Energy is a wholly owned subsidiary of Feishang Enterprise, which is controlled by our principal beneficial owner Mr. Li Feilie. Because of the transfer of the equity interests, Yangpu Lianzhong is no longer a subsidiary of the Company.

Acquisition of PST Technology

On July 27, 2021, the Company entered into the Sale and Purchase Agreement with Mr. Li Feilie pursuant to which the Company issued three million restricted shares of the Company’s common shares, and transferred its 120 million shares of Feishang Anthracite, as well as approximately CNY10.3 million (US$1.5 million), to Feishang Group in exchange for all outstanding shares of Precise Space-Time Technology Limited (“PST Technology”) and the transfer to the Company of approximately CNY130.0 million (US$18.8 million) of PST Technology’s outstanding debt previously owed to Mr. Li, which debt was eliminated upon consolidation. PST Technology, through its wholly owned subsidiaries, owns a 51% equity interest in Shanghai Onway Environmental Development Co., Limited (“Shanghai Onway”). Shanghai Onway is principally engaged in the development of rural wastewater treatment technologies, the provision of equipment and materials for rural wastewater treatment, undertaking EPC projects and PPP projects in relation to rural wastewater treatment, and the provision of consulting and professional technical services. The total value of the consideration that the Company provided to Mr. Li was approximately CNY104.1 million (US$15.1 million), which amount was a 20% discount to the valuation (including the assigned debt) of PST Technology provided by an independent valuation firm.

Acquisition of Williams Minerals (Pvt) Ltd (“Williams Minerals”)

On February 27, 2023, the Company entered into the Sale and Purchase Agreement (“Zimbabwe SPA”) with Feishang Group, Top Pacific (China) Limited (“Top Pacific”), Mr. Li Feilie and Mr. Yao Yuguang, to indirectly acquire all interests in Williams Minerals, which owns the mining permit for a Zimbabwean lithium mine. At the time of the entry into the Zimbabwe SPA, Feishang Group owned 70% of Williams Minerals, and Top Pacific, a non-affiliate, owned the remaining 30%. Under the Zimbabwe SPA, it is expected that the Company will indirectly acquire all interests in Williams Minerals in the second fiscal quarter of 2023, and that the Company’s “ownership” (which, as defined in the Zimbabwe SPA, relates to its legal possession and control) of the Zimbabwean lithium mine will vest cumulatively, region by region from 2024 through 2026, contingent upon the issuance of independent technical reports and the Company’s full settlement of the purchase consideration in cash and restricted shares. For each relevant region of the lithium mine, until the Company’s legal possession and control vests, the Sellers will maintain legal possession and control, including the right of exploration, sale of lithium, and the revenue derived therefrom, as well as liability for operational costs and third-party claims.

Subject to the terms and conditions of the Zimbabwe SPA, the Company plans to issue restricted shares as 50% of the consideration for the Acquisition, with the remaining 50% of the consideration comprised of a promissory note and/or cash, for maximum consideration of US$1.75 billion (3.5 million estimated tons of measured, indicated and inferred resources of lithium oxide (grade 1.06% or above in accordance with the standard under the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves) priced at US$500 per ton). The Company may issue restricted CHNR shares at a discount to the market price to secure a portion of the required capital. On April 14, 2023, the Company announced that it completed its due diligence investigation with satisfactory results and decided to proceed with the Acquisition. The Company paid an aggregate of $35 million by way of promissory notes (instead of cash) as a deposit as a deposit on April 21, 2023, and will pay an aggregate of $140 million by way of promissory notes and/or cash as an initial installment.

Completion of the Acquisition is contingent upon the satisfaction of a number of conditions, including, among other things, the transfer of ownership interests in Williams Minerals from the Sellers to the intermediate holding company; the issuance of independent technical reports, the actual quantity of qualified lithium oxide metal resources proven or estimated to exist in each mining area covered by the relevant report, and the Company’s full settlement of the purchase consideration in cash and restricted shares. There is no guarantee that the Acquisition will close or be completed at the anticipated valuation and terms, or at all.

The foregoing description of the Zimbabwean SPA is only a summary and is qualified in its entirety by reference to the Sale and Purchase Agreement between China Natural Resources, Inc., Feishang Group Limited, Top Pacific (China) Limited, Li Feilie and Yao Yuguang, dated February 27, 2023, a copy of which has been incorporated by reference as Exhibit 4.17 to our Annual Report on Form 20-F for Fiscal 2022.

Sale of Precise Space-Time Technology

On July 28, 2023, the Company entered into a Sale and Purchase Agreement (“PSTT SPA”) with Feishang Group, pursuant to which Feishang will pay the Company RMB95,761,119 (approximately $13.2 million, the “Base Purchase Price”) in exchange for all outstanding shares of PST Technology, and PST Technology’s outstanding payable owed to the Company in the amount of RMB129,958,419. The Base Purchase Price is subject to upward post-closing adjustment based on the difference between net assets of PSTT as included in its unaudited consolidated balance sheet as of June 30, 2023 and the base net assets (which is determined as the higher of RMB-49,074,962, PST Technology’s consolidated net assets as of December 31, 2022 and RMB-34,197,300, the value of PST Technology as determined by the valuation report dated July 28, 2023), as referenced in the PSTT SPA. The transaction closed on July 31, 2023.

The description of the PSTT SPA is qualified in its entirety by reference to the PST SPA and the letter between Feishang Group and the Company, dated July 28, 2023, a copy of which has been incorporated by reference as Exhibit 99.1to our current report on Form 6-K filed with the SEC on July 28, 2023.

Commercial Transactions with Related Companies

Commercial transactions with related companies (in thousands) are summarized as follows:

	Years Ended December 31,
	2020	2021	2022
	CNY	CNY	CNY

Interest income received from Feishang Enterprise (1)	6,792	3,396	—
CHNR’s share of office rental, rates and others to Anka (2)	1,368	1,343	1,175
Feishang Management’s share of office rental to Feishang Enterprise (3)	166	166	166
Shenzhen New Precise Space-Time Technology Co., Limited’s (“Shenzhen New PST”) share of office rental to Feishang Enterprise (4)	90	90	90

———————

(1)	The Company’s subsidiary, Shanghai Onway, entered into a series of contracts to provide a loan amounting to CNY80,000 at interest rate of 9% per annum to Feishang Enterprise from March 2, 2018 to June 30, 2021.
(2)	The Company signed a contract with Anka to lease 184 square meters of the office premises for 2 years, from July 1, 2018 to June 30, 2020, subsequently extended to June 30, 2024. The agreement also provides that the Company shares certain costs and expenses in connection with its use of the office, in addition to some of the accounting and secretarial services and day-to-day office administration services provided by Anka. Costs presented here include both rent and services.
(3)	On January 1, 2018, Feishang Management signed an office sharing agreement with Feishang Enterprise. Pursuant to the agreement, Feishang Management shares 40 square meters of office premises for 33 months. Feishang Management signed a new contract with Feishang Enterprise in October 2022, which will expire on September 30, 2023.
(4)	Shenzhen New PST signed a contract with Feishang Enterprise to lease 96 square meters of office premises for 12-month period from March 14, 2021 to Match 13, 2022 and renewed the contract with same terms for another 12-month period from March 14, 2022 to March 13, 2023.

Balances with Related Parties

	Amounts in thousands
	As of December 31,
	2020	2021	2022
	CNY	CNY	CNY
Receivables from related parties
Xizang Xingwang Investment Co. Ltd. (“Xizang Xingwang”) (1)(5)	44,668	—	—
Feishang Enterprise (1)(6)	79,225	—	—

Payables to related parties
Feishang Enterprise (1)(2)	6,646	3,019	495
Feishang Group (1)(3)	7,149	14,050	7,153
Anka Capital Limited (“Anka Capital”) (4)	2,780	2,691	2,913
Shenzhen Qianhai Feishang Industrial Investment Co., Ltd. (“Qianhai Industrial”) (1)(7)	70,033	—	—

Dividend payable to related parties
Qianhai Industrial (1)(8)	—	5,048	—

Lease liabilities to related parties
Anka (4)	1,092	372	1,022

———————

(1)	Feishang Enterprise, Feishang Group, Xizang Xingwang and Qianhai Industrial are entities controlled by Mr. Li Feilie, who is the principal beneficial owner of the Company.
(2)	The payable to Feishang Enterprise by Feishang Management represents the net amount of advances from Feishang Enterprise. The balance is unsecured and interest-free. The balance is repayable when the Group is in a position to settle the amounts due without having a detrimental impact on the financial resources of the Group.
(3)	The payable to Feishang Group represents the net amount of advances from Feishang Group. The balance is unsecured and interest-free. The balance is repayable when the Group is in a position to settle the amounts due without having a detrimental impact on the financial resources of the Group.
(4)	Anka Capital and Anka are each jointly owned by Messrs. Wong Wah On Edward and Tam Cheuk Ho, who are officers of the Company. The payable to Anka Capital represents the net amount of advances from Anka Capital. The balance is unsecured and interest-free. The balance is repayable when the Group is in a position to settle the amounts due without having a detrimental impact on the financial resources of the Group.
(5)	The receivable due from Xizang Xingwang as of December 31, 2020 represents an unsecured and interest-free loan amounting to CNY45.0 million provided by Shenzhen Qianhai. The corresponding expected credit loss allowance as of December 31, 2020 was CNY332,000. Shenzhen Qianhai received full repayment of CNY 45.0 million from Xizang Xingwang on May 17, 2021.
(6)	The receivable due from Feishang Enterprise as of December 31, 2020 represents a loan provided by the Group through Shanghai Onway with a principal amount of CNY80.0 million at interest rate of 9% per annum. The corresponding expected credit loss allowance as of December 31, 2020 was CNY775,000, respectively. On July 1, 2021, Feishang Enterprise repaid the outstanding amount owed to the Group through Shenzhen Qianhai, the direct parent of Shanghai Onway.
(7)	The payable to Qianhai Industrial by Shenzhen Qianhai represents the net amount of advances from Qianhai Industrial. The balance is unsecured and interest-free. During the year ended December 31, 2021, Shenzhen Qianhai repaid CNY50.1 million in cash. The remaining indebtedness of CNY20.0 million was changed to indebtedness owed to the Company through the acquisition of PST Technology in July 2021.
(8)	The dividend payable to Qianhai Industrial represents the declared dividend which was approved at the shareholder meeting of Shenzhen Qianhai on June 22, 2021, prior to the acquisition of Shenzhen Qianhai by the Group. It was paid by Shenzhen Qianhai as of December 31, 2022.

MATTERS APPROVED AND AUTHORIZED BY MAJORITY SHAREHOLDER

On October 28, 2023, Feishang Group, which we refer to as the Majority Shareholder and which is the holder of 5,311553, or approximately 64.79%, of our outstanding common shares, executed a written consent in lieu of a meeting of shareholders to (a) elect Ng Kin Sing as Class I director and (b) confirm and ratify the appointment of Ernst & Young Hua Ming LLP as our independent registered public accounting firm for the year ending December 31, 2023. Mr. Li Feilie, our former President, Chief Executive Officer and Chairman, and current director of certain of our subsidiaries, is the sole owner of the Majority Shareholder. The written consent provides that it is to become effective as soon as possible, but in no event sooner than 20 days following the date on which this Information Statement is first mailed to our shareholders.

MATTER ONE

ELECTION OF CLASS I DIRECTORS

Directors serving on each class of our Board of Directors are elected to serve for a three-year term. The three-year terms of the directors are staggered, so that each year the directors of a different class are due to be elected at the annual meeting of shareholders. Each director is to hold office for a three-year term expiring immediately following the annual meeting of shareholders held three years following the annual meeting at which he or she was elected. The following table reflects the current expiration date of the various classes of directors:

Class of Director	Current Expiration of Term

Class I	Immediately Following the 2023 Annual Meeting of shareholders
Class II	Immediately Following the 2024 Annual Meeting of shareholders
Class III	Immediately Following the 2025 Annual Meeting of shareholders

As described above, the Majority Shareholder has executed a written consent in lieu of a meeting of shareholders to elect Ng Kin Sing, the current Class I director, to serve as Class I director for a three-year term that is to expire immediately following the 2026 annual meeting of shareholders. The biography of the Class I director-nominee is included elsewhere in this Information Statement.

Resolution Adopted

The Majority Shareholder has adopted the following resolution, to become effective as soon as possible, but in no event sooner than 20 days following the date on which this Information Statement is first mailed to our shareholders:

RESOLVED, that Ng Kin Sing hereby elected as Class I director, to serve as such until immediately following the 2026 annual meeting of shareholders, and until his successor is duly elected and qualified.

MATTER TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG HUA MING LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that we paid for audit and other services provided by Ernst & Young Hua Ming LLP, our independent registered public accounting firm, for fiscal years 2021 and 2022.

	Fiscal 2021		Fiscal 2022

Audit Fees	US$	619,110	US$	351,125
Audit-Related Fees	US$	75,112	US$	180,000
Tax Fees		—		—
All Other Fees		—		—

Total	US$	694,222	US$	531,125

Audit Fees — This category includes the audit of our annual financial statements and services that are normally provided by the independent registered public accountants in connection with engagements for those fiscal years.

Audit-Related Fees — This category includes the fees for the registered public offering of common shares and concurrent private placement of warrants in 2021, and related filing of a resale registration statement on Form F-3 and Form S-8 in 2021 and 2022.

Tax Fees – This category includes the aggregate fees billed or to be billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning.

All Other Fee – This category includes the aggregate fees billed or to be billed in each of the last two fiscal years for products and services provided by the principal accountant, other than the services reported above.

The Audit Committee has adopted a procedure for pre-approval of all fees charged by our independent registered public accounting firm. Under the procedure, the Audit Committee approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the entire Audit Committee, or, in the period between meetings, by a designated member of the Audit Committee. Any such approval by the designated member is disclosed to the entire Audit Committee at the next meeting. All the audit fees paid to Ernst & Young Hua Ming LLP with respect to fiscal years 2021 and 2022 were approved by the Audit Committee.

Resolution Adopted

The Majority Shareholder has adopted the following resolution, to become effective as soon as possible, but in no event sooner than 20 days following the date on which this Information Statement is first mailed to our shareholders:

RESOLVED, that the appointment of Ernst & Young Hua Ming LLP, as independent registered public accounting firm for the fiscal year ending December 31, 2023, is hereby confirmed and ratified.

SHAREHOLDER PROPOSALS

In order to be considered at the 2024 annual meeting of shareholders, shareholder proposals must be received by us no later than June 30, 2024. We are not obligated to present shareholder proposals to the Majority Shareholder for consideration except to the extent described herein or as otherwise required by applicable law.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy or Information Statements with respect to two or more shareholders sharing the same address by delivering a single proxy or Information Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and certain brokers household proxy materials, delivering a single proxy or Information Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or Information Statement, or if you currently receive multiple proxy or information statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong.

ANNUAL REPORT ON FORM 20-F

A copy of our Annual Report on Form 20-F, including audited consolidated financial statements for years ended December 31, 2020, 2021 and 2022, accompanies this Information Statement.

WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong.

We file annual reports and certain other information with the SEC. Our SEC filings are available over the Internet at the web site of the SEC at http://www.sec.gov.